Exhibit 1

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTH PERIOD ENDED MARCH 31, 2004

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

(These interim financial statements have not been reviewed by the Company’s Auditor)

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited – Prepared by Management)

	March 31	December 31
	2004	2003
	(unaudited)	(audited)
ASSETS
Current

Cash & term deposits	$26,017	$-
Marketable securities	160,930	17,374
Accounts receivable	323,659	179,133
Prepaids & security deposits	14,450	85,041
	525,056	281,548

Due from related parties (note 8)	763,619	140,832
Property & equipment (note 6)	238,004	238,655

	$1,526,679	$661,035

LIABILITIES
Current
Bank indebtedness	$-	$3,300
Accounts payable & accrued liabilities	444,663	405,608
Due to related parties (note 8)	-	7,981
Obligation under capital lease (note 10)	19,389	19,389
	464,052	436,278
Obligation under capital lease (note 10)	17,632	20,303

	481,684	456,581

SHAREHOLDERS’ EQUITY (DEFICIENCY)

Capital stock (note 7)	15,419,044	14,113,569
Contributed Surplus (note 7c)	314,433	314,433
Deficit	(14,688,482)	(14,223,548)

	1,044,995	204,454

Total Stockholders’ Equity & Liabilities	$1,526,679	$661,035

Commitments (note 10)

On behalf of the Board,

  “Bedo H. Kalpakian”

  “Neil Spellman”

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

 (Unaudited – Prepared by Management)

	Three months ended
	March 31
	2004	2003
	(unaudited)	(unaudited)

Revenue	$276,676	$92,557
Interest	103	32
	276,779	92,589

Expenses
Advertising and promotion	98,246	54,791
Consulting fees	79,075	19,541
Amortization	22,113	14,876
Finance, interest and foreign exchange	21,579	77,534
Legal, accounting and audit	3,128	14,897
Management fees	45,000	45,000
Office and other	35,185	5,338
Regulatory and transfer agent fees	1,977	3,109
Rent	57,099	64,677
Salaries and benefits	308,999	227,772
Shareholder communication	384	-
Technical consulting	2,600	17,668
Telephone	6,768	8,775
Travel, meals and entertainment	53,005	58,587
	735,158	612,565

Loss before other items	(458,379)	(519,976)

Other items
Loss on marketable securities	6,555	-
Loss on dissolving of subsidiaries	-	1,396,192

Net loss for period	(464,934)	(1,916,168)

Deficit, beginning of period	(14,223,548)	(10,957322)

Deficit, end of period	$(14,688,482)	$(12,873,490)

Weighted average number of shares	55,689,799	38,103,486

Basic and fully diluted loss per common share	$(0.01)	$(0.05)

LAS VEGAS FROM HOME.COM ENTERTAINMENT INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited – Prepared by Management)

	Three months ended
	March 31

	2004	2003
	(unaudited)	(unaudited)

Cash provided by (used for)

Operations
Net loss	$(464,934)	$(1,916,168)
Items not affecting cash
Amortization	22,113	14,876
Foreign Exchange	-	75,282
	(442,821)	(1,826,010)

Changes in non-cash working capital:
Receivables	(144,526)	53,291
Prepaids	70,591	(6,086)
Receivable from related party	(622,787)	-
Payables and accruals	35,755	57,355
Payable to related parties	(7,981)	(49,553)
	(668,948)	55,007
	(1,111,769)	(1,771,003)

Financing
Issuance of common shares for cash	1,305,475	-
Capital subscriptions	-	180,000
Repayment of capital lease	(2,671)	-
Loans payable	-	164,805
	1,302,804	344,805

Investing
Equipment	(18,269)	(2,903)
Marketable securities	(146,749)	-
Loss on dissolving of subsidiaries	-	1,396,192
	(165,018)	1,393,289

Increase in cash and cash equivalents	26,017	(32,909)

Cash and cash equivalents, beginning of period	-	19,294

Cash and cash equivalents, end of period	$26,017	$(13,615)

1.         Nature of Operations and Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a "going concern" basis, which assumes that the Company will continue to be in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company was previously involved in the exploration of mineral properties.  During 2003, the Company decided to write down its remaining mineral property to $0 (note 5) as it is no longer pursuing this activity.

The Company and its Antiguan subsidiary Action Poker Gaming Inc. (“Action”) are in the business of developing and marketing software for on-line multi-player interactive card games.

During 2002, Action moved its operations from its location in Antigua to the facilities of Mohawk Internet Technologies Inc. ("Mohawk") which acts as its hosting facility for its servers, located on the Kahnawake Mohawk Reserve ("Kahnawake") in Canada.

Kahnawake has reserve status in Canada, which has its own regulations and laws concerning interactive gaming.  These regulations allow the Kahnawake Gaming Commission to issue a gaming licence to a third party authorizing the conduct of authorized games by means of a telecommunication device, including the Internet.  The law in Kahnawake regarding on-line gaming has not yet been tested by Canadian legal authorities therefore the legality of this issue is inconclusive.

The Kahnawake Gaming Commission issued to Action, an interactive gaming license to operate and exploit an Internet gaming facility, to be located at Mohawk for the period commencing November 1, 2002 and ending October 31, 2004 (note 10(a)).

The gaming and entertainment operations are carried on by the Company's Antiguan subsidiary.  Due to the nature of Internet gaming and payment by credit card the subsidiary cannot verify whether the customers are of a lawful age.  The expected principal revenues of the Company's Antiguan subsidiary will be from collecting rakes, licensing fees and royalties.  The subsidiary operates as an Internet host of card games and collects a fee as host (rake) and does not participate in the actual card games.

Although management believes that the conduct of Internet gaming related activities by its Antiguan subsidiary will represent a lawful business, there is the risk that the legality of the Internet gaming related activities may be challenged by Canadian or other legal authorities.  If the legality of the Internet gaming related activities are challenged and the challenge is sustained, it may have a material adverse impact on the financial affairs of the Company.

The Company has incurred significant operating losses over the past three fiscal years and during the three month period ended March 31, 2004.  In addition, the Company must raise significant capital to develop its business and to fund operation costs.  It is not certain that the Company will be successful in its efforts to raise the required capital to continue its operations uninterruptedly.  Management’s efforts are directed at reducing overhead costs, increasing revenues and pursuing opportunities of merit for the Company.  It is the Company’s intention to pursue equity and debt financings in order to conduct its operations without interruption.

1.

Nature of Operations and Going Concern (Continued)

These financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate because management believes that the actions already taken or planned will mitigate the adverse conditions and events which raise doubts about the validity of the "going concern" assumption used in preparing these financial statements.

If the "going concern" assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.         Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada and all amounts are expressed in Canadian dollars.  These principles differ in certain respects from those that the Company would have followed had its financial statements been prepared in accordance with accounting principles generally accepted in the United States of America. These interim financial statements should be read in conjunction with the most recent audited annual financial statements.  The significant accounting policies follow that of the most recently reported audited annual financial statements.  In the opinion of the Company, its unaudited interim financial statements contain all of the adjustments necessary in order to present a fair statement of the results of the interim periods presented.

3.          Significant Accounting Policies

(a)

Principles of consolidation

These consolidated financial statements include the accounts of Las Vegas From Home.com Entertainment Inc., and its wholly-owned subsidiary Action Poker Gaming Inc. The Company’s other subsidiaries; Touchdown Inc., Endzone Inc., G.T. Enterprises Inc., and Azat Investment LLC were dissolved in 2003.  All inter-company balances and transactions have been eliminated.

(b)

Mineral properties

Mineral properties are recorded at cost.  The costs relating to a property abandoned were written off when the decision to abandon was made.

(c)

Amortization

Amortization of property and equipment is calculated on the following bases and annual rates:

Software and development costs

- 30% Declining balance

Computer equipment

- 30% Declining balance

Software development costs are capitalized once technical feasibility has been established and a market has been identified.  Such capitalized costs are amortized over the expected life of the product developed once it has been commercially released or pro-

8

rata based upon future revenue projection, whichever creates the greatest amortization expense.

3.

Significant Accounting Policies (Continued)

(d)

Stock-based compensation plans

Effective January 2002, the Company adopted the new C.I.C.A. Handbook recommendation in accounting for its employee stock option plans.  Options granted to employees are accounted for using the intrinsic value method where compensation expense is recorded when options are granted at discounts to market.  Options granted to non-employees are accounted for using the fair value method where compensation expense is calculated using the Black-Scholes options pricing model.

(e)

Revenue recognition

The Company recognizes revenues from licensees and customers on an accrual basis based on agreed terms of licences and contracts as the services are rendered.  Revenues are earned from licensees based on rake splits established in licensee contracts and can vary depending on the licensee.

Allowances for non-collection of revenues are made when collectibility becomes uncertain.

(f)

Income taxes

The Company follows the liability method based on the accounting recommendations for income taxes issued by the Canadian Institute of Chartered Accountants.  Under the liability method future income tax assets and liabilities are computed based on differences between the carrying amount of assets and liabilities on the balance sheet and their corresponding tax values, using the enacted income tax rates at each balance sheet date.  Future income tax assets can also result by applying unused loss carry-forwards and other deductions.  The valuation of any future income tax assets is reviewed annually and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

(g)

Foreign currency translation

Amounts recorded in foreign currency are translated into Canadian dollars as follows:

(i)

Current assets, current liabilities and long-term monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

(ii)

Non-monetary assets and liabilities at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iii)

Revenues and expenses, (excluding amortization which is translated at the same rate as the related asset), at the rates in effect at the time of the transaction.

Gains and losses arising from this translation of foreign currency are included in net income.

(h)

Net loss per share

Net loss per share is calculated using the weighted average number of shares outstanding.  The dilutive effect of options and warrants is not reflected in loss per share

3.

Significant Accounting Policies (Continued)

for the three month periods ended March 31, 2004 and 2003, as the effect would be anti-dilutive.

(i)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

4.          Financial Instruments

(i)

Fair value

The carrying value of cash and term deposits, accounts receivable, accounts payable and accrued liabilities, amounts due to and from related parties and obligation under capital lease approximate their fair value because of the short maturity of these financial instruments.

(ii)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary current assets and liabilities.

(iii)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, however, this is minimized by the Company's large customer base.  The Company monitors its exposure to credit risk for accounts receivable.

(iv)

Translation risk

The Company translates the results of foreign operations into Canadian currency using approximately the average exchange rate for the year.  The exchange rate may vary from time to time.  This risk is minimized to the extent that all non-Canadian source revenues and expenses are in US dollars.

(v)

Market risk

Marketable securities are valued at the lower of cost and market at the balance sheet date.  The Company is exposed to market risk with respect to its investment in marketable securities.

5.   Interest in mineral property

	March 31 2004	December 31 2003
Pike County, United States of America
Acquisition cost, net of proceeds	$0	$0

During 1992, the Company purchased several mineral properties located in Pike County, Arkansas, USA.  During 1999, the Company sold a portion of the mineral properties and wrote down the remaining mineral property to $1.  During 2003, the Company wrote down the mineral property to $0.

6.

Property and equipment

			March 31 2004	December 31 2003
		Accumulated	Net	Net
	Cost	Amortization	Book Value	Book Value

Software and Software development cost	$180,901	(81,405)	99,496	$108,541
Computer equipment	149,673	(47,405)	102,268	90,936
Computer equipment under capital lease	46,902	(10,662)	36,240	39,178

	$377,476	(139,472)	238,004	$238,655

During 2001, the Company commenced developing its own multi-player interactive card games software.  The amount of $180,901 has been capitalized under software and development costs.  Amortization commenced in 2002 as the software was commercially released during the year. Amortization expense of $ 9,045 has been applied to the costs capitalized for the three month period ended March 31, 2004.

7.   Capital stock

(a)

Authorized:

100,000,000 common shares without par value

    5,000,000 preferred shares

Capital stock (Continued)

(b)  Changes in capital stock:

	March 31, 2003		December 31, 2003

	Number of Shares	Amount	Number of Shares	Amount

Balance beginning of period	52,033,270	$14,113,569	38,103,486	$12,343,788

Exercise of stock options for cash	417,500	80,475	1,929,814	199,785
Private placement
proceeds	4,000,000	1,225,000	11,999,970	1,569,996

Balance end of period	56,450,770	$15,419,044	52,033,270	$14,113,569

During the three month period ended March 31, 2004, the Company issued 417,500 common shares of the Company to directors, employees and a consultant as a result of the exercising of stock options at prices ranging from $0.11 to $0.22 per option for total proceeds to the Company of $80,475.

The Company entered into non-brokered private placement financing agreements with Lucky 1 Enterprises Inc., (“Lucky”), a related company.  The Company has issued to Lucky 1,250,000 common shares of the Company at $0.32 per share for total proceeds to the Company of $400,000 and 2,750,000 common shares of the Company at $0.30 per share for total proceeds to the Company of $825,000.

(c)

Contributed Surplus

The Company applies the Intrinsic Value Method in accounting for its stock options granted to employees, and accordingly in 2003, compensation expense of $143,128 was recognized as salaries expense.  The Company applies the Fair Value Method in accounting for its stock options granted to consultants, and accordingly, compensation expense of $171,305 was recognized as consulting expense.  The total amount in 2003 of $314,433 (2002: Nil) is reflected as contributed surplus on the consolidated balance sheets.

Had compensation expense for stock options granted to employees been determined under the Fair Value Method using the Black Scholes option – pricing model, the pro-forma effect on the Company’s net loss and per share amounts would have been as follows:

7.

Capital stock (Continued)

	December 31,	December 31
	2003	2002

Net loss, as reported	$(1,794,751)	(1,742,362)
Recognized under intrinsic
value, as reported	143,128	-
Unrecognized fair value	(357,152)	(90,610)

Net loss, pro-forma	$(2,008,775)	(1,832,972)

Net loss per share, as reported	$ (0.04)	$ (0.05)
Net loss per share, pro-forma	$ (0.05)	$ (0.05)

The fair value of each option grant is calculated using the following weighted average assumptions:
	December 31	December 31
	2003	2002

Expected life (years)	1	1
Interest rate	3.00%	2.75%
Volatility	188.13%	78.19%
Dividend yield	0.00%	0.00%

(d)

Warrants

The following summarizes warrants that have been granted, exercised or have expired during the three month period ended March 31, 2004.  All of the warrants have been issued in connection with the sale of common shares of the company, unless otherwise stated:

	Number of Warrants	Exercise Price $

Balance beginning of period	1,688,000	0.70

Warrants exercised	-	-
Warrants issued	-	-
Warrants expired	(1,688,000)	0.70

Balance end of period	-	-

(e)

Stock options

From time to time the Company grants stock options to employees, directors and consultants pursuant to the rules and regulations of the TSX Venture Exchange (“TSX”).  During 2002, the Company adopted an incentive stock option plan (“the 2002 Plan”) under which the Company may issue 3,810,349 stock options to acquire common shares in the capital of the Company as an incentive to officers, directors, employees management company employees and consultants who can contribute to the success of the Company.  In addition to the 2002 Plan, the Company’s shareholders adopted and approved the Company’s 2003 Stock Option Plan (the “2003 Plan”) under which the Company may reserve up to 10% of its issued and

7.

Capital stock (Continued)

outstanding share capital for issuance under the Company’s stock option plan on a “rolling” basis, meaning the 10% limit is calculated from time to time whenever an option is granted and is based on the number of the then issued and outstanding common shares.  The 2003 Plan has received TSX approval.  The following summarizes the employees’, directors’ and consultants’ stock options that have been granted, exercised, cancelled and expired during the three month period ended March 31, 2004:

	Number of Shares	Exercise Price $

Balance beginning of period	2,938,349	0.11 to 0.36

Options granted	2,670,000	0.18 to 0.19
Options exercised	(417,500)	0.11 to 0.22
Options expired	(100,000)	0.11

Balance end of period	5,090,849	0.11 to 0.36

8.

Related party transactions

(a) Payable to related parties
	March 31 2004	December 31 2003

Payable to Directors	-	7,981

Total payable to related parties	$-	$7,981

Amounts payable to directors are for expenses incurred on behalf of the Company.

(b) Due from related parties
	March 31 2004	December 31 2003
Lucky 1 Enterprises Inc.(held in trust)	$602,388	$140,832
Two Directors	161,231	-

Total due from related parties	$763,619	$140,832

(i)

As at March 31, 2004, an amount of $161,231 is receivable from two directors of the Company.  This amount of $161,231 consists of loans made to two directors.

(ii)

The company shares office premises and office expenses with Lucky 1 Enterprises Inc. (“Lucky”) a related company.  Rent for the office premises is paid by the Company and Lucky is charged for its proportionate share.  Lucky charges the Company for its proportionate share of payroll expenses and other office expenses.

8.

Related party transactions (Continued)

Related party transactions during the three month periods ended March 31, 2004 and 2003:

(1)        paid management fees to a company related by common management and directors $45,000 (2003:

            $45,000);

(2)        received rent from Lucky for shared offices $1,599 (2003: $1,636);

(3)        reimbursed Lucky $44,133 (2003: $45,884) for payroll and benefits;

(4)        reimbursed Lucky $3,268 (2003: $10,345) for other office expenses;

(5)        interest was charged for funds loaned to the Company by Lucky $191 (2003: $617), and;

(6)        The Company entered into non-brokered private placement financing agreements with Lucky.  The

            Company has issued to Lucky 1,250,000 common shares of the Company at $0.32 per share for total proceeds of $400,000 and 2,750,000 common shares of the Company at $0.30 per share for total proceeds of $825,000.

9.   Income taxes

	December 31	December 31
	2003	2002
Future income tax assets

Non-capital loss carry-forwards for Canadian purposes	$7,041,796	$4,635,558
Excess of unamortized capital cost over net book value of fixed assets	61,661	52,805
Exploration expenditures for Canadian purposes
Unused cumulative Canadian exploration expenses	6,370	6,370
Unused cumulative foreign exploration and development expenses	262,527	262,527

	7,372,354	4,957,260

Tax rate - 38.00% (2002 - 39.62%)	2,801,495	1,964,066
Less: Valuation allowance	(2,801,495)	(1,964,066)

	$-	$-

The valuation allowance reflects the Company's estimate that the tax assets will likely not be realized and consequently have not been recorded in these financial statements.

For Canadian income tax purposes, the exploration and development expenses can be carried forward indefinitely.

9.    Income taxes (Continued)

The Company has net capital losses for income tax purposes of $905,088, which can be carried forward indefinitely.

The Company has available approximate non-capital losses which may be carried-forward to apply against future income for Canadian tax purposes.  The losses expire as follows:

2004	$119,552
2005	158,221
2006	708,311
2007	1,108,651
2008	1,049,307
2009	1,578,410
2010	2,319,074

$7,041,526

The benefit of these losses has not been recorded in these financial statements.

10.   Commitments

(a)    Pursuant to agreements entered into with various parties, the Company's Antiguan subsidiary Action Poker Gaming Inc., (“Action”) is required to make the following payments:

(i)      Interactive gaming license

    monthly user fees of $10,000 US each month from May 1, 2003; to October 31, 2004;

(ii)      Financial transaction fees

         Minimum monthly fee of $2,000 US for the credit card transactions, plus bank surcharges and other charges or fees imposed by banks for handling credit card transactions;

(iii)     Net revenue sharing

    35% of Action’s share of monthly net revenues, after deducting all server and bandwidth costs, all transaction related costs and fees, and all chargebacks to an arm’s length on-line casino.

10.   Commitments (Continued)

(b)

Lease commitments

The Company has entered into an operating lease expiring in 2006 for office space.  The minimum rental commitments under the operating lease are as follows:

Expiry Date	Amount

2004	$34,475
2005	59,100
2006	$14,775

(c)

Obligation under capital lease

The following is the schedule of future minimum lease payments under capital lease:

Amount

2004	$16,718
2005	19,389
2006	$16,279

Total minimum lease payments	$52,386
Less: Amount representing interest and executory costs	15,365

Present value of net minimum lease payments	37,021
Less: Current portion	19,389
Obligation under capital lease	$17,632

The Obligation under capital lease has been personally guaranteed by the Company’s President, Jacob H. Kalpakian

11.    Subsequent events

(a)

A total of 263,250 stock options were exercised subsequent to the three month period ended March 31, 2004 at prices ranging from $0.11 to $0.22 per common share for total proceeds to the Company of $54,478.

(b)

A total of 125,000 stock options were granted subsequent to the three month period ended March 31, 2004 exercisable at a price of $0.21 per common share.

(c)

On April 1, 2004, the Company’s Antiguan subsidiary, Action, entered into a Purchase/Sale Agreement for the termination of the Net Revenue Sharing Agreement with Atlantis Casino On-Line N.V. (“Atlantis”) for a Purchase and Termination Price of U.S. $1,000,000.

FORM 52-109F2

CERTIFICATION OF INTERIM FILINGS

I, Bedo H. Kalpakian, Chairman & C.F.O. of Las Vegas From Home.com Entertainment Inc., certify that:

1. I have reviewed the interim filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Las Vegas From Home.com Entertainment Inc., (the issuer) for the interim period ending March 31, 2004;

2. Based on my knowledge, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings;

3. Based on my knowledge, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the interim filings;

4. The issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the issuer, and we have:

(a)

designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the interim filings are being prepared; and

(b)

designed such internal control over financial reporting, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP; and

5. I have caused the issuer to disclose in the interim MD&A any change in the issuer’s internal control over financial reporting that occurred during the issuer’s most recent interim period that has materially affected, or is reasonably likely to materially affect, the issuer’s internal control over financial reporting.

Date: May 30, 2004.

“Bedo H. Kalpakian”

Bedo H. Kalpakian

Chairman & C.F.O.

FORM 52-109F2

CERTIFICATION OF INTERIM FILINGS

I, Jacob H. Kalpakian, President & C.E.O. of Las Vegas From Home.com Entertainment Inc., certify that:

1. I have reviewed the interim filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Las Vegas From Home.com Entertainment Inc., (the issuer) for the interim period ending March 31, 2004;

2. Based on my knowledge, the interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the interim filings;

3. Based on my knowledge, the interim financial statements together with the other financial information included in the interim filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the interim filings;

4. The issuer's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures and internal control over financial reporting for the issuer, and we have:

(a)

designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the interim filings are being prepared; and

(b)

designed such internal control over financial reporting, or caused it to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP; and

5. I have caused the issuer to disclose in the interim MD&A any change in the issuer’s internal control over financial reporting that occurred during the issuer’s most recent interim period that has materially affected, or is reasonably likely to materially affect, the issuer’s internal control over financial reporting.

Date: May 30, 2004.

“Jacob H. Kalpakian”

Jacob H. Kalpakian

President & C.E.O.